UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 6, 2009

Butte Highlands Mining Company.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53662	81-0409475
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 99 Liberty Lake, WA	99019
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 9793053

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02.  NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

Butte Highlands Mining Company. (the Company), has determined that it will be necessary to restate previously filed financial statements. This decision has been made after consideration was given to comments related to certain financial valuation and disclosure items by the Staff of the Securities and Exchange Commission (SEC) in connection with the filing of a Registration Statement on Form 10. The restated financial statements are for the  fiscal year ended December 31, 2008. The decision to restate the financial statements is based on managements determination that the decrease in market value of its investments was other-than-temporary.  The effect of the correction will increase Other Comprehensive Income by $165,240 and increase Net Loss by $165,240.

Accordingly, the Company's previously issued financial statements covering such Restated Period should no longer be relied upon. The Company's management discussed the conclusion described above with the Company's audit committee of the board of directors ("Audit Committee").  As a result, the Company filed amended financial statements for the Restated Period contemporaneously with the filing of its Amended Form 10 on October 16, 2009.

The Company is not aware of any evidence that the restatements described above are due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws. The Audit Committee is working with the Company’s independent registered public accounting firm, BehlerMick PS, to assure that the Company properly records the effects of the restatements, as well as any further issues that may be identified during the course of its review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Butte Highlands Mining Company

By: /s/ Paul A. Hatfield

Paul A. Hatfield, President

Date:  November 23, 2009